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Exhibit 10.8A

FIRST AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

THIS FIRST AMENDMENT is entered into as of this 28th day of June, 2013 and serves to amend the Exclusive Channel Collaboration Agreement entered into by and between Intrexon Corporation (“Intrexon”) and Fibrocell Science, Inc. (“Fibrocell”), on October 5, 2012 (the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, Intrexon has expertise in and owns or controls proprietary technology relating to the identification, design and production of genetically modified cells and DNA vectors, and the control of expression of proteins and bioactive RNA species; and

WHEREAS, pursuant to the Agreement, Fibrocell is currently Intrexon’s exclusive channel collaborator with the right to use Intrexon technology to research, develop and commercialize products for use in a specific Field (as defined in the Agreement); and

WHEREAS, Fibrocell now desires to broaden the scope of its rights under the Agreement in order to research, develop and commercialize products for use in certain additional areas as more fully described below, and Intrexon is willing to grant such additional rights in exchange for certain compensation as more fully described below.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree to amend the Agreement pursuant to Section 12.7 thereof as follows:

1.	Section 1.29 of the Agreement is hereby replaced in its entirety with the following:

“1.29 “Field” means, as of the Effective Date and irrespective of whether such requires regulatory approval, (i) the enhanced production and purification of non-genetically modified human autologous fibroblasts for use in all aesthetic and therapeutic indications; (ii) the enhanced production and purification of non-genetically modified human autologous dermal cells for use in aesthetic and therapeutic treatment of dermal, vocal cord, and periodontal indications; (iii) the development of genetically modified autologous human fibroblasts for use in all aesthetic and therapeutic indications where an autologous fibroblast itself is the principal effector of the product in contrast to the use of autologous fibroblasts as the source of expression of a systemically available therapeutic protein in which that protein (and not the fibroblast per se) is the principal therapeutic effector; (iv) the development of genetically modified autologous human dermal cells for aesthetic and therapeutic treatment of dermal, vocal cord, and periodontal indications; and (v) autologous human fibroblasts genetically modified to express a therapeutic protein and/or bioactive RNA for the treatment of autoimmune and non-infectious inflammatory disorders that manifest in cutaneous tissues, fascia and/or muscle. For clarity, the “Field” does not include inductive pluripotent cell products that are derived from autologous fibroblasts or dermal cells or products that are subject to an existing Intrexon collaboration.”

2.

In partial consideration for the additional rights granted to Fibrocell hereunder, Fibrocell shall issue to Intrexon, as an additional access fee for commercial license rights to the Intrexon IP granted hereunder, certain shares of the common stock of Fibrocell (the “Supplemental Access Fee”). The Supplemental Access Fee will be that number of shares of Fibrocell common stock (the “Supplemental Access Fee

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Shares”) having a value equaling approximately $7,500,000, and such shares’ issuance will occur pursuant to the terms of a Supplemental Stock Issuance Agreement of even date herewith (the “Issuance Agreement”). Provided that all closing conditions for the Supplemental Access Fee Shares (as defined in the Issuance Agreement) that are within the reasonable control of Intrexon have been satisfied or waived, the issuance of the Supplemental Access Fee Shares is a condition subsequent to the effectiveness of this Amendment.

3.	The Parties hereby acknowledge that the Supplemental Access Fee Shares shall constitute “Registrable Securities” as defined in that certain Registration Rights Agreement, dated October 5, 2012, between the Parties.

4.	Fibrocell hereby represents and warrants to Intrexon that, as of the date of this Amendment:

a.	Corporate Power. Fibrocell is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof.

b.	Due Authorization. Fibrocell is duly authorized to execute and deliver this Amendment and to perform its obligations hereunder, and the person executing this Amendment on Fibrocell’s behalf has been duly authorized to do so by all requisite corporate action.

5.	Intrexon hereby represents and warrants to Fibrocell that, as of the date of this Amendment:

a.	Corporate Power. Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof.

b.	Due Authorization. Intrexon is duly authorized to execute and deliver this Amendment and to perform its obligations hereunder, and the person executing this Amendment on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

6.	The Parties agree that the public announcement of the execution of this Amendment shall be substantially in the form of a press release and/or the filing of a Form 8-K by Fibrocell, which shall be mutually agreed to by the Parties.

7.	All other terms and conditions of the Agreement remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Exclusive Channel Collaboration Agreement by authorized representatives as of the date written above.

INTREXON CORPORATION

By:	/s/ Jayson M. Rieger
Name:	Jayson M. Rieger
Title:	President, Human Therapeutics

FIBROCELL SCIENCE, INC.

By:	/s/ David Pernock
Name:	David Pernock
Title:	CEO